 Exhibit (a)(5)(E)
Press Release
Japan Tobacco Inc. (JT) announces withdrawal and refiling of Premerger Notification and Report Form under the HSR Act and extension of tender offer to acquire Vector Group Ltd.
Tokyo, Japan — September 18, 2024 — JT announced today that it has withdrawn and refiled its Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the JT Group’s pending acquisition of Vector Group Ltd. (“VGR”). As previously announced on September 4, 2024, the JT Group, through Vapor Merger Sub Inc., an entity the JT Group established for the purpose of this acquisition (“Merger Sub”), commenced a cash tender offer to purchase all outstanding shares of common stock of VGR (the “Shares”), for $15.00 per Share in cash, subject to applicable withholding taxes and without interest.
JT has elected to withdraw and refile its Premerger Notification and Report Form, which was initially filed on August 30, 2024, to provide the Federal Trade Commission (the “FTC”) with additional time for review. Following such refiling, the waiting period under the HSR Act will expire at 11:59 P.M., Eastern Time, on October 3, 2024.
Consummation of the tender offer remains subject to, among other conditions, the expiration or termination of the applicable waiting period under the HSR Act. As a result, Merger Sub is extending the tender offer, which was previously scheduled to expire at one minute after 11:59 P.M., Eastern Time, on October 1, 2024, until one minute after 11:59 P.M., Eastern Time, on October 4, 2024. The tender offer may be extended further in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). All other terms and conditions of the tender offer will remain unchanged during the extended period.
The acquisition is expected to be completed by the end of JT Group’s current fiscal year, ending December 31, 2024, subject to receipt of antitrust approvals and satisfaction of customary closing conditions.
MacKenzie Partners, Inc. is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to MacKenzie Partners, Inc. by telephone, toll-free at (800) 322-2885 for shareholders, or at (212) 929-5500 for Banks and Brokers.
The depository for the tender offer is Equiniti Trust Company, LLC. The depository has advised JT that, as of 5:00 p.m., Eastern time, on September 17, 2024, approximately 2,173,783 shares of VGR had been validly tendered and received, and not validly withdrawn, pursuant to the offer, representing approximately 1.38% of the outstanding shares of VGR as of such date and time. Stockholders who have already tendered their shares do not need to retender such shares or take any other action as a result of the extension of the tender offer.
About JT
Japan Tobacco Inc. (JT) is a global company headquartered in Tokyo, Japan. It is listed on the primary section of the Tokyo Stock Exchange (ticker: 2914.T). JT Group has approximately 53,000 employees and 62 factories worldwide, operating in three business segments: tobacco, pharmaceutical, and processed food. Within the tobacco business, the largest segment, products are sold in over 130 markets and its flagship brands include Winston, Camel, MEVIUS, and LD. The Group is committed to investing in Reduced-Risk Products and markets its heated tobacco products under its Ploom brand.
Consumers, shareholders, employees, and society are the four stakeholder groups (4S) at the heart of all of JT Group’s activities. Inspired by its “Fulfilling Moment, Enriching Life” purpose, the Group aims to ensure sustainable and valuable contributions to its stakeholders over the long term. In addition to our three business segments, this goal is also supported by D-LAB, the JT Group’s corporate R&D initiative, set up to search and create added-value business opportunities. For more information, visit https://www.jt.com/.

Contact:
Investor and Media Relations Division Japan Tobacco Inc.

For Investors
Jerome Jaffeux, Head of IR: jt.ir@jt.com

For Media
Yunosuke Miyata, Director: jt.media.relations@jt.com

Forward-Looking Statements
This announcement may include statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the JT Group’s proposed acquisition of VGR. Such forward-looking statements include, but are not limited to, the ability of the JT Group and VGR to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, the JT Group’s and VGR’s beliefs and expectations and statements about the benefits sought to be achieved in the JT Group’s proposed acquisition of VGR, the potential effects of the acquisition on both the JT Group and VGR and the possibility of any termination of the merger agreement. These statements are based upon the current beliefs and expectations of the JT Group’s and VGR’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.
Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of VGR’s stockholders will tender their shares in the offer; the possibility that various conditions to the consummation of the offer and the merger contemplated by the merger agreement may not be satisfied or waived; the ability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on VGR’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of COVID-19; the impact of tobacco industry regulation and tobacco legislation in the United States and internationally; competition from other products; and challenges inherent in new product development, including obtaining regulatory approval.
Neither the JT Group nor VGR undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Japan Tobacco Inc.’s integrated report for the year ended December 31, 2023, VGR’s Annual Report on Form 10-K for the year ended December 31, 2023 and VGR’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and June 30, 2024, in each case as amended by any subsequent filings made with the SEC. These and other filings made by VGR with the SEC are available at www.sec.gov.
Additional Information for US Shareholders and Where to Find It
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of VGR. JTI (US) Holding Inc. and its acquisition subsidiary have filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, and Vector Group Ltd. has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents). HOLDERS OF SHARES OF VGR ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS) AND THE SOLICIATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT VGR STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/

Recommendation Statement, are available to holders of shares of VGR at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by VGR may be obtained at no charge under the “Investors” section of VGR’s internet website at https://vectorgroupltd.com.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VGR files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by VGR at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. VGR’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.